
                               EXHIBIT 11


               STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                   (in thousands, except per share data)

                                           March 31,    March 31,    March 31,
                                             2003         2002         2001
                                          -----------  -----------  -----------
BASIC EARNINGS PER SHARE:
------------------------
  Weighted average shares outstanding       14,368       14,348       14,299
                                          ===========  ===========  ===========
  Income from continuing operations        $10,184      $ 7,821      $ 8,977
  Loss from discontinued operations           -        ( 16,862)    ( 11,811)
  Cumulate effect of accounting change        -        ( 40,433)        -
                                          -----------  -----------  -----------
  Net income (loss)                        $10,184     ($49,474)    ($ 2,834)
                                          ===========  ===========  ===========

  Income per share from continuing
    operations                             $  0.71      $  0.55      $  0.63
  Loss per share from discontinued
    operations                                -        (   1.18)    (   0.83)
  Cumulative effect of accounting change      -        (   2.82)        -
                                          -----------  -----------  -----------
  Net income (loss) per share              $  0.71     ($  3.45)    ($  0.20)
                                          ===========  ===========  ===========

DILUTED EARNINGS PER SHARE:
--------------------------
    Basic weighted average shares
      outstanding                           14,368       14,348       14,299
    Convertible notes                         -            -            -
    Dilutive stock options - based on
      treasury stock method using the
      average market price                     228          140          236
                                          -----------  -----------  -----------
  Total shares                              14,596       14,488       14,535

  Income from continuing operations        $10,184      $ 7,821      $ 8,977
  Loss from discontinued operations           -        ( 16,862)    ( 11,811)
  Cumulative effect of accounting change      -        ( 40,433)        -
                                          -----------  -----------  -----------
  Net income (loss)                        $10,184     ($49,474)    ($ 2,834)
                                          ===========  ===========  ===========

  Income per share from continuing
    operations                             $  0.70      $  0.54      $  0.62
  Loss per share from discontinued
    operations                                -        (   1.16)    (   0.82)
  Cumulative effect of accounting change      -        (   2.79)        -
                                          -----------  -----------  -----------
  Net income per share                     $  0.70     ($  3.41)    ($  0.20)
                                          ===========  ===========  ===========

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